Exhibit (r)(2)

KOHLBERG KRAVIS & ROBERTS & CO. L.P.
KKR ASSET MANAGEMENT LLC

Code of Ethics

Effective: January 2012

Kohlberg Kravis Roberts & Co. L.P. (“KKR”), KKR Asset Management LLC (“KAM”) and their respective investment advisory affiliates(1) (collectively, the “Firm”) are committed to act in the best interests of our clients (“Clients”) and to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. We recognize our fiduciary obligation to place the interest of our Clients before the interests of the Firm and our Employees (as defined below). The purpose of this Code of Ethics (the “Code”) is to set forth the policies of the Firm with regards to certain conflicts of interest and to provide a formal reference for each of our Employees.

The Code consists of the following policies and procedures:

•                  Standard of Conduct

•                  Personal Investment Policy

The Code is predicated on the principle that the Firm owes a duty to act in the best interests of its Clients. The Code applies to the Firm’s members, partners, directors, principals and officers (or other persons occupying a similar status or performing a similar function), its employees (including investment professionals, associates, paraprofessionals and executive assistants) and any other person who performs an investment advisory function for the Firm or has access to non-public information regarding the Firm’s Client’s investments and is subject to the Firm’s supervision and control (which may include consultants, advisors, temporary employees or officers of affiliates or other persons designated by the CCO (as defined below)) (collectively, “Employees”).(2)

The Code is global and may be supplemented by regional and business group policies and procedures, which may include more specific and more restrictive policies and procedures.  To the extent that other applicable policies and procedures are more restrictive and specific, they supersede the policies and procedures described herein.

Employees who violate the Code may be subject to the imposition of sanctions, including but not limited to, a letter of reprimand, disgorgement of profits and/or restitution of an amount equal to the difference between the price paid or received by any Client and any more advantageous price paid or received by the Employee for the securities, or termination of employment.  The Code neither constitutes nor should be construed to constitute a contract of employment for a definite term or a guaranteed of continued employment.

Any questions with respect to the Code may be directed to KKR’s Global Head of Compliance, H.J. Willcox, Annette O’Donnell-Butner, KAM’s Chief Compliance Officer together with their respective reports and designees (the “CCO”), KKR’s global General Counsel, David Sorkin (the “General Counsel”) or the Firm’s other internal counsel.

(1)         For purposes of this Code, this term does not include KKR Capital Markets LLC, KKR Capital Markets Limited and KKR Capital Markets Japan Limited. Employees of such entities, however, are subject to the Code.

(2)         The use of the defined term “Employee” is not intended to evidence a person’s status as an employee or independent contractor.

A.                         Standard of Conduct and Compliance with Applicable Law

1.                             Standard of Conduct.  We are committed to conducting our investment advisory business in accordance with the highest legal and ethical standards in furtherance of the interests of our Clients and in a manner that is consistent with all applicable laws, rules and regulations. As an investment adviser, we recognize that we are in a position of trust and confidence with respect to our Clients, and we have a duty to place the interests of our Clients before the interests of the Firm and our Employees, which includes an obligation to address or mitigate both conflicts of interest and the appearance of any conflicts of interest. Accordingly, we expect the following of all Employees:

•                                Employees must act with integrity, honesty, competence, and in an ethical manner when dealing with the public, regulators, Clients, investors, prospective investors and their fellow Employees;

•                                Employees must adhere to the highest standards with respect to any potential material conflicts of interest with our Clients – simply stated, no Employee should enjoy a benefit at the expense of any of our Clients; and

•                                Employees must preserve the confidentiality of information that they may obtain in the course of our business and use such information properly and not in any way adverse to the interests of our Clients, subject to the legality of using such information.

2.                              Compliance with Applicable Laws. In addition to the general principles of conduct set forth above and the Personal Investment Policy described below, the Code requires all Employees to comply with applicable laws, regulations and rules.  With respect to Employees located in the U.S. or transacting in U.S. markets, these laws include the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), the U.S. Sarbanes-Oxley Act of 2002, the U.S. Investment Company Act of 1940 (the “Company Act”), the U.S. Investment Advisers Act of 1940 (the “Advisers Act”), Regulation S-P (which protects the confidentiality of private investor information), any rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under any of the foregoing statutes, anti-money laundering laws and regulations, including the Bank Secrecy Act and Executive Order 13224 (which requires transaction reporting and vetting investors against the OFAC lists if terrorist individuals and organizations, among other things), and any rules adopted by the SEC or the U.S. Department of Treasury.(3) The Code should be read in conjunction with KKR’s Regulatory Compliance Manual (the “Compliance Manual”) and the KAM Compliance Manual, as applicable, including the Firm’s Confidential Information and Inside Information Barrier Policies and Procedures (the “Information Barrier Procedures”) and the Firm’s Global Anti-Bribery/Anti-Corruption Policy (the “Anti-Bribery Policy”).  In addition, some areas of particular concern, include:

a.                              Insider Trading. Firm policy and the laws of many countries prohibit trading in securities (including equity securities, convertible securities, options, bonds and

(3)         Please note that if your business or investment activities involve Clients, counterparties or other entities located outside the country where you are based, you may be subject to both the laws of the entity with whom you are doing business and the laws of the country where you are based.

any derivative of the foregoing) of any company while in possession of material, nonpublic information (also known as “inside information”) regarding the company. This prohibition applies to KKR-related securities as well as to the securities of other companies. It applies for any Client account, Firm account or Personal Securities Account (as defined below).  If you believe you have come into possession of inside information, you may not execute any trade in the securities of the subject company without first consulting with the CCO, who will determine whether such trade would violate Firm policy or applicable laws. It is also illegal in many countries to “tip” or pass on inside information to any other person if you know or reasonably suspect that the person receiving such information from you will misuse such information by trading in securities or passing such information on further, even if you do not receive any monetary benefit from the tippee.  (Please refer to the Information Barrier Procedures contained in the Compliance Manual for additional guidance.)

b.                              Market Abuse and Rumors. Most jurisdictions have laws or regulations that prohibit market abuse or manipulative trading activities.  Any attempt by an Employee to manipulate or tamper with the markets or the prices of securities, options, futures or other financial instruments will not be tolerated, including corroborating with other funds in order to manipulate markets or prices. Additionally, most jurisdictions have laws and regulations prohibiting the dissemination of false or misleading information. The policy of the Firm is to prohibit the circulation of or trading based on unsubstantiated rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, a sector or market, or unjustly affect any person or entity. Any such rumors or information heard by an Employee from a source within the Firm or directed to the Firm in the course of business should be reported to the CCO promptly, and should not be forwarded or shared within or outside the Firm.

c.                               Frontrunning.  Employees may not engage in what is commonly known as “frontrunning” or “scalping”:  the buying or selling of securities prior to a purchase or sale by a Client, in order to benefit from any price movement that may be caused by the Client’s transactions.

d.                              Antitrust Compliance. In many countries, the Firm is subject to complex laws (known in some countries as “antitrust” or “competition” laws) designed to preserve competition among enterprises and to protect consumers from unfair business arrangements and practices. You are expected to comply with these laws at all times.  Many situations create the potential for unlawful anticompetitive conduct and should be avoided. If a competitor, investor or any other person or entity tries to discuss subjects with you that raise concerns about anticompetitive conduct, you should refuse to do so and terminate the conversation. Such instances should be reported to the CCO. (Please refer to the Antitrust Overview and Guidelines in the Compliance Manual for additional guidance.)

e.                               Anti-Bribery and Corruption.  The Anti-Bribery Policy requires that all Employees will conduct their activities in full compliance with all applicable anti-

corruption laws, including U.S. Foreign Corrupt Practices Act and U.K. Bribery Act. A failure to do so will place both KKR’s business reputation and business success in serious jeopardy and may subject both the Firm and the individuals involved to civil and/or criminal liability, including possible extradition and imprisonment.  In sum, giving or offering anything of value to anyone to improperly obtain or retain business or a business advantage must be avoided.(4)

B.                         Personal Investment Policy

1.                               General. The Firm’s Personal Investment Policy establishes standards and procedures for the detection and prevention of activities by which personnel of the Firm, having knowledge of the investments and investment intentions of the Firm with respect to any Client, may abuse their duties to act in the best interests of our Clients. The Personal Investment Policy also deals with the types of conflict of interest situations that the U.S. federal securities laws address.  The Personal Investment Policy is based on the principle that the Employees of the Firm owe a duty to our Clients to conduct personal securities transactions in a manner that does not interfere with Client transactions or otherwise take unfair advantage of their relationship with our Clients.  The Personal Investment Policy requires that all Employees adhere to this general principle as well as comply with all of the specific provisions of the Personal Investment Policy that are applicable to them.

2.                              What Securities are covered by the Firm’s Personal Investment Policy? “Covered Securities” under this Personal Investment Policy include U.S. and non-U.S. securities, including common stock, preferred stock, debt securities (such as bonds or debentures, senior debt and subordinated debt), shares of registered closed-end U.S. funds, interests in non-U.S. retail investment funds (e.g., UCITS III funds), exchange-traded funds (“ETFs”), hedge funds, investment clubs and other investment vehicles, investment contracts and all derivative instruments such as options, warrants, puts and calls and indexed instruments.

For the purpose of the Firm’s Personal Investment Policy, the term “Covered Securities” does not include:

•                                          Direct obligations of the U.S. or any non-U.S. government or any agency thereof;

•                                          Shares of U.S. registered open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);

•                                          Shares of unit investment trusts that invest exclusively in shares of U.S. registered open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);

•                                          Commodities contracts, currencies, currency futures or options on any of the foregoing;

•                                         Shares issued by money-market funds; and

(4)         Firm employees should refer to the Anti-Bribery Policy for a complete understanding of Anti-Bribery / Anti-Corruption requirements and responsibilities.

•                                          Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements.

3.                               What are “Personal Securities Accounts”? For these purposes, Personal Securities Accounts include any brokerage or securities accounts maintained by you or your immediate family members living in the same household. More specifically, Personal Securities Accounts include:(5)

•                                          Brokerage or securities accounts in your name or in which you have any direct or indirect beneficial ownership.  (Please note you are deemed to have beneficial ownership if you directly or indirectly, through contract, arrangement, understanding or otherwise, share a direct or indirect opportunity to profit from the account.)

•                                          Brokerage or securities accounts over which you directly or indirectly exercise investment discretion (or have the right to exercise discretion).

•                                          Brokerage or securities accounts of your immediate family members (including any relative by blood, marriage or domestic partnership) either living in your household or financially dependent upon you.

Personal Securities Accounts do not include cash bank accounts, accounts which hold exclusively shares of mutual funds or other investment or instruments that are not Covered Securities.  However, Personal Securities Accounts do include any account that holds cash or U.S. registered mutual fund shares if such account could hold, or execute transactions in, Covered Securities (even if it does not hold such securities at the present time).

4.                               Prohibited Transactions. In accordance with the Firm’s policy requiring Employees to avoid activities that may conflict with the interest of our Clients or interfere with making decisions in the best interests of our Clients, all Employees and Personal Securities Accounts of Employees are generally prohibited from trading, directly or indirectly, in individual publicly traded equities or debt instruments of corporate issuers, including but not limited to, common stock (publicly or privately offered), preferred stock, debt securities (such as bonds or debentures), and options warrants, puts and calls, futures, etc. relating to specific equity or debt securities. (6)  Under no circumstances may Employees engage in personal securities transactions involving Covered Securities acquired pursuant to an initial public offering.

5.                               Permissible Transactions

a.                                      Compliance Pre-Clearance Required.  Employees must obtain prior written approval of the CCO for every transaction in any of the following instruments:

(5)         The term “immediate family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

(6)         Any proposed transaction in such securities by an Employee or a Personal Securities Account of an Employee must be pre-approved by the CCO in accordance with the pre-clearance procedure outlined in Section B.5.a, below. Transactions in publicly traded equity securities will be approved only in certain cases, such as the liquidation of a position held prior to commencement of an Employee’s affiliation with the Firm, or in conjunction with a directorship.

•                                          Interests in private investment funds (including, but not limited to private equity funds and hedge funds) and private companies;

•                                          Shares of registered closed-end U.S. funds and related options;

•                                          ETFs not designated by the CCO and not identified on Exhibit A(7) and related options; and

•                                          Shares or interests in KKR-related issuers (8) (i.e., KKR Financial Holdings LLC (KFN) or KKR & Co. L.P. (KKR)).(9)

Requests for pre-approval may be made by logging into the Firm’s Compliance platform, PTCC by Compliance Science (“PTCC”), and submitting a pre-clearance request through the system.  Employees may only engage in the transaction pre-approved by the CCO, on the same business day that the pre-clearance approval is granted or by the close of business on the following business day unless otherwise permitted by the CCO. In addition, Employees should only engage in such transactions with the intention of establishing a position in the security for not less than 60 days.

In considering a request, the CCO may consider whether: (a) the securities in question are held by a Client, are under investment consideration by a Firm investment committee, or there is a conflict of interest, actual or otherwise, from an Employee holding or selling the security.  If the transaction involves a private placement, the CCO also may consider whether: (a) the investment opportunity was first considered for investment by Clients; or (b) the investment opportunity was made available to an Employee by virtue of his or her position with the Firm or with a Client. It is the Firm’s policy that the interests of Clients always come first.

b.                              Compliance Pre-Clearance NOT Required.  Employees are generally permitted to make investments in the following instruments without seeking prior approval of the CCO, provided that such investments do not conflict with the Firm’s fiduciary duty to its Clients and/or an Employee’s duty to the Firm:

•                                          Direct obligations of the U.S. government or any agency thereof;

•                                          Shares of U.S. registered open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);

•                                          Shares of unit investment trusts that invest exclusively in shares of U.S. registered open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);

•                                          Shares of certain ETFs based upon broad-based indices designated by the CCO and identified on Exhibit A and related options;(10)

(7)         Employees should only engage in ETF transactions with the intention of establishing a position in the ETF for not less than 60 days. Please note this policy applies to both pre-approved ETFs and those requiring approval from the CCO.

(8)         In limited circumstances and subject to “window” periods, Directors of KKR portfolio companies may seek pre-approval from the CCO to transact in shares of a Director’s specific KKR portfolio company in limited circumstances.

(9)         Transactions in such securities are typically subject to “window” periods.  Please check with the CCO and/or Legal/Compliance before transacting in any such securities.

•                                  Commodities contracts, currencies, currency futures or options on any of the foregoing;

•                                  Shares issued by money-market funds; and

•                                  Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements.

In addition, securities transactions in Personal Securities Accounts where the money manager or investment advisor (the “Advisor”) who is unaffiliated with the Firm and engaged by the Employee has complete and sole discretionary authority with respect to the investments of such account do not require prior approval of the CCO, provided that:

•                                  The Employee has previously supplied an acknowledgment in the form attached as Exhibit B, executed by the Advisor, pursuant to which the Advisor acknowledges his or her understanding of KKR’s Personal Investment Policy;

•                                  The Employee does not convey any inside information to the Advisor; and

•                                  Neither the Employee nor any other person subject to the Code is advised of the investments of such account prior to their execution and receives only a regular periodic report thereof.

6.                               Acknowledgment and Reporting of all Transactions Involving Covered Securities All Employees must submit the following reports and acknowledgements under the Personal Investment Policy if they have holdings of Covered Securities, including through a Personal Securities Account or otherwise engage in transactions involving such securities:

a.                              Initial Acknowledgement of Receipt and Understanding of Code and Compliance Manual. Within 10 days of becoming an Employee, Employees must submit to the CCO the Compliance Acknowledgement Form via PTCC.(11)

b.                              Initial Reporting of Securities Holdings and Accounts. Within 10 days of becoming an Employee, all Employees must submit to the CCO a statement of any direct or indirect holdings of Personal Securities Accounts in the form attached as Exhibit D and Covered Securities in the form attached as Exhibit E.  The information must be current as of no more than 45 days before the statement is submitted. This statement must include, as applicable:

•                                  the title, type of security, number of securities, ticker symbol or CUSIP, and principal amount of each security;

•                                  the name of any broker, dealer or bank with whom the Covered Person maintained an account in which any such securities were held for the direct or indirect benefit of such Covered Person; and

•                                  the date of submission by the Covered Person.

(10)       Employees should purchase or sell such securities with the intent to maintain the position for 60 days.

(11)       See Exhibit C attached for example of required Initial Acknowledgement of Receipt and Understanding of Code and Compliance Manual.

c.                              Quarterly Reporting of Reportable Securities Transactions and Accounts. Each Employee must provide to the CCO no later than 30 days after the end of each calendar quarter the following information:

•                                 any transactions in Covered Securities including through any Personal Securities Account that occurred during the preceding quarter (such transactions may be reported on the form attached as Exhibit F);

•                                 any new brokerage accounts constituting Personal Securities Accounts opened during the preceding quarter (such new Personal Securities Accounts may be reported on the form attached as Exhibit G); and

•                                 any existing brokerage accounts constituting Personal Securities Accounts closed during the preceding quarter (such closed Personal Securities Accounts also may be reported on the form attached as Exhibit G).

d.                             Annual Reporting of Reportable Securities Holdings and Accounts. Each Employee must submit an annual confirmation to the CCO that the Employee does not beneficially own any Covered Securities or, if applicable, a report to the CCO showing as of a date no more than 45 days before the report is submitted:

•                                 all holdings in Covered Securities in which the person had any direct or indirect beneficial ownership (such holdings may be reported on the form attached as Exhibit H or disclosed via PTCC); and

•                                 the name of any broker, dealer or bank with whom the person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Covered Person or Related Persons (such Personal Securities Accounts may be reported on the form attached as Exhibit I or disclosed via PTCC).

Note: An Employee may forgo providing Initial, Quarterly and Annual Reporting Forms, and instead provide brokerage account statements to the CCO, or ensure that the Employee’s brokerage firm provides the information directly to the Firm.(12) The statements or other information provided must contain all of the information required by the Code. The Employee also must execute an annual certification stating that all of the Employee’s holdings were reported and the Employee did not engage in any transactions that were not included in the statements. Please see Exhibit J for a form letter to request your brokerage firm/investment adviser to provide directly to the Firm duplicate account statements and trade confirmations.  PLEASE NOTE THAT IF YOU MAINTAIN ANY ADDITIONAL INVESTMENTS IN COVERED SECURITIES OUTSIDE ANY SUCH ACCOUNTS, YOU ARE

(12)  This information will be stored in PTCC and will be available to the CCO. For more information regarding the Firm’s collection, storage and disclosure of brokerage accounts and other information, please refer to the Privacy Notice posted on the Home Page of PTCC – http://secure.complysci.com/

REQUIRED TO REPORT THOSE HOLDINGS TO THE CCO IN ACCORDANCE WITH THE PROCEDURES OUTLINED ABOVE.

C.                         Provision of Code of Ethics to Fund Investors

The Firm is required, upon request, to furnish Clients (and which for these purposes, include investors in our private investment funds) with a copy of the Code.  The Client and Partner Group will coordinate the distribution of the Code to any Clients and/or investors who request a copy.

D.                         Prohibited Transactions in Mutual Funds

All Employees are reminded that the Firm discourages its Employees from engaging in short-term trading, including trading in mutual funds. In addition, all Employees are prohibited from trading in the shares of mutual funds for their personal accounts, and for the Funds managed by the Firm, in a manner inconsistent with a mutual fund’s prospectus.

E.                          Exceptions to the Code

The CCO may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

•                                The Employee seeking the exception provides the CCO with a representation (i) detailing the efforts made to comply with the requirement from which the Employee seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the Employee;

•                                 The CCO believes that the exception would not harm or defraud a Fund, violate the general principles stated in the Code or compromise the Employee’s or the Firm’s duties to any Client; and

•                                 The Employee provides any supporting documentation that the CCO may request from the Employee.

F.                           Service on Boards of Directors and Other Outside Activities

An Employee’s service on the board of directors of an outside company could lead to the potential for conflicts of interest and insider trading issues, and may otherwise interfere with an Employee’s duties to the Firm. Accordingly, except with respect to fund portfolio companies, Employees are prohibited from serving on the boards of directors of any outside company (including not-for-profit organizations or other charitable organizations), unless the service (i) would be in the best interests of the Firm or our Clients, and (ii) has been approved in writing by the CCO. If an Employee’s service on a board of directors is approved, the Information Barrier Procedures may apply.  (Please refer to the Information Barrier Procedures contained in the Compliance Manual for additional guidance.)

The Firm also discourages Employees from (i) engaging in outside business ventures (such as consulting engagements); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); and (iii) serving on a creditors committee except as part of the Employee’s duties at the Firm. Accordingly, an Employee must obtain pre-approval from the CCO prior to engaging in any of these activities.  To assist the CCO in monitoring conflicts, upon commencement of employment and annually thereafter, all Employees will be required to complete and sign the Conflicts Questionnaire Supplement attached hereto as Exhibit K.

G.                         Gifts and Entertainment

Neither the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) nor the UK Bribery Act (the “Bribery Act”) prohibits the provision of small gifts, non-extravagant entertainment or similar items of nominal value to foreign officials, if these items are not offered with improper intent. In order to address conflicts of interest that may arise when an Employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment. The following specific restrictions apply.

•                                         Gifts. No Employee may receive any gift, service, or other item of more than $500 (or such lower amount depending on the jurisdiction as determined by the Firm) in value per year from any person or entity that does or seeks to do business with or on behalf of the Firm without the prior written approval of the CCO. No Employee may give or offer any gift of more than de minimis value (i.e., $250 for the U.S. or an applicable lower amount) to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval of the CCO.(13) In order to maintain compliance with applicable anti-corruption laws, including the FCPA and the Bribery Act, while simultaneously conducting business in accordance with local custom, Employees may provide token gifts only when such offerings are of nominal value, not unlawful under the law of the government official’s country, and when such offerings are in keeping with the custom or practice of the government official’s country. Notwithstanding the foregoing, no Employee may provide or accept gifts having an aggregate value of $100 per year to or from any person associated with a broker-dealer.(14)

•                                          Entertainment.  No Employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as a meal or a sporting event, if the person or entity providing the entertainment is present. Any event that an Employee reasonably expects to exceed the amounts outlined above must be approved in advance by the CCO.

•                                         Cash. No Employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does or seeks to do business with or on behalf of the Firm.

•                                         Government Officials. Many countries, states and local jurisdictions have laws restricting gifts (e.g., meals, entertainment, transportation, lodging or other things of value) that may be provided to government officials or their families. Government officials include employees of sovereign wealth funds, public pension funds and state owned business enterprises. In addition, the FCPA and the Bribery Act outline very

(13)       Further details on what is reasonable or appropriate, as well as requirements specific to different regions and businesses, can be found in the Firm’s Policy on Gifts, Entertainment and other Items of Value, or by contacting Legal/Compliance to discuss questions.

(14)       Pre-Approval from Legal/Compliance is required for any gift to or entertainment of a government official regardless of value. Government officials include employees of sovereign wealth funds, public pension funds and state owned business enterprises. See below section on Government Officials and the Anti-Bribery Policy.

serious provisions against bribery, including the payment, or promise of payment, of anything of value to foreign officials (including any person employed by or representing a foreign government, officials of public international organizations and candidates for foreign office) or others. Payment made indirectly through a consultant, contractor or other intermediary is also prohibited. Subsequently, notification to Legal/Compliance is required for any gift to or entertainment of a government official or their families regardless of value.(15) Gifts or entertainment provided to a government official as part of normal course investor relations activities (for example, during an investor relations event sponsored by the Firm), where the official is acting as a representative of an investment vehicle sponsored by a related government entity that is an investor in a Fund, the gift and entertainment policies set out above will apply. (Please refer to the Anti-Bribery Policy.)

•                                 U.S. and non-U.S. Political Donations. Political contributions are subject to strict laws, and failure to observe these policies and procedures may result in fines or penalties against the Firm or in the Firm’s loss of business opportunities with government-sponsored investors. A “political contribution” means a contribution to any political party, candidate for public office, political cause or political committee, such as a political action committee.

•                                Political Contributions by the Firm. No political contribution may be made by the Firm and no candidate events may be hosted by the Firm without the prior approval of KKR’s Head of Global Public Affairs. This prohibition includes “in-kind” contributions, i.e., contributions of the Firm’s property, services or other assets, including Employee work time spent on political activities.  In addition, the Firm will not reimburse an Employee for political contributions made with his or her funds.

•                                Personal Political Contributions. A “personal political contribution” means a political contribution by an Employee, his or her spouse, or his or her dependent children.  Employees may not make any personal political contribution (including a contribution to any political party, candidate for public office, political cause or political committee, such as a PAC) to a candidate for U.S. state or local office, or to a state or local office holder seeking federal office.

In addition, Employees should notify the CCO whenever an Employee makes a personal political contribution to a candidate or to one of the six national party committees in the U.S. (a “U.S. Federal Contribution”).(16)

•                                  Union Officials.  Special U.S. Department of Labor reporting requirements apply to service providers, such as investment advisers, to Taft-Hartley employee benefit plans. Those service providers must make annual reports on Form LM-10 detailing virtually all

(15)  Regarding modest meals (where you expect to spend less than $100 per person) for a business purpose, you do not have to pre-clear, but Legal/Compliance should be notified by email at ComplianceNY@kkr.com either before or after the event for tracking purposes

(16)  The six national party committees in the United States are: the Democratic National Committee, the Republican National Committee, the Democratic Senatorial Committee, the Republican Senatorial Committee, the Democratic Congressional Committee and the Republican Congressional Committee.

gifts and entertainment provided generally to unions, their officer, employees and agents, subject to a de minimis threshold of $250. Accordingly, Employees must receive pre-approval from the CCO for gifts and entertainment provided to such persons.

•                                 Reporting.  Each Employee should report to the CCO any gifts or entertainment received in connection with the Employee’s employment that the Employee reasonably believes exceeded the amounts outlined above. The CCO may require that any such gift be returned to the provider or that an entertainment expense be repaid by the Employee.

•                                 Solicited Gifts.  No Employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the Employee refers business, or any other entity with which the Firm does business.

•                                 Referrals. Employees may not make referrals to clients (e.g., accountants, attorneys, or the like) if the Employee expects to personally benefit in any way from the referral.

•                                 Firm-Sponsored Events. The CCO is responsible for ensuring that such events and any gifts distributed by the Firm during such events are appropriate in the context of the policy outlined above.

H.                          Reporting Violations

Every Employee must immediately report any violation of the Code to the CCO or, in the CCO’s absence, the General Counsel. The Firm will not retaliate against any Employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The CCO will keep records of any material violation of the Code, and of any action taken as a result of the violation.

I.                               Whistleblowers

The Firm has procedures in place to anonymously report violations or suspected violations of accounting, internal control, auditing, legal and regulatory matters. Consistent with the policies of the Firm, Employees who, in good faith, make a report or provide assistance to the Audit Committee, Management or any other person or group, including any governmental, regulatory or law enforcement body, shall not face retaliation, and the source of any report shall remain anonymous unless compelled by judicial or other legal process or as necessary to fully investigate a particular matter.(17)

J .                            Confidentiality of Information

All information obtained from any person pursuant to this Code will be kept confidential, except that such information will be made available to the SEC or any other regulatory or self-regulatory organization or other entity to the extent permitted or required by law, regulation or this policy.

K.                          Administration of the Code

The CCO will receive and review all reports submitted pursuant to the Code.  The CCO will review the reports to determine that Employees’ trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities.

(17)                 See KKR & Co. L.P. Policy on Reporting of Concerns regarding Accounting and Other Matters.

The CCO also will ensure that all books and records relating to the Code are properly maintained.  The books and records required to be maintained are discussed in detail in the Records Retention Schedule contained in the Compliance Manual, and include, but are not limited to, the following:

•                                  A copy of the Code that is in effect, or at any time within the past five years was in effect;

•                                  A record of any violation of the Code, and of any action taken as a result of the violation;

•                                  A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an Employee; and

•                                  A record of any exception from the Code granted by the CCO, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

L.                            Sanctions

Any violation of any provision of the Code may result in disciplinary action.  The CCO in consultation with the General Counsel and if necessary, other members of senior management, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

M.                        Acknowledgment of Receipt and Compliance

The Firm will provide each Employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the CCO.  Each Employee must provide the Firm with a written acknowledgement (in the form provided by the Firm) evidencing the fact that such Employee has received and reviewed, and understands, the Code.

EXHIBIT A

Designated ETFs

As updated by the CCO from time to time.

Please find at http://secure.complysci.com/ and KKR Central

EXHIBIT B

[Personal Letterhead of KKR Employee]

[Date]

[Name and address of KKR’s employee’s investment adviser or financial planner]

Dear                     :

Re: Account(s):

Account Name:

To assist me in complying with the policies and procedures of my employer, Kohlberg Kravis & Roberts & Co. L.P. (“KKR”), could you please sign the acknowledgement below and return this letter to the following address:

Kohlberg Kravis Roberts & Co.

9 West 57th Street, Suite 4200

New York, NY 10019

Attention: Chief Compliance Officer

Thank you in advance for your prompt attention to this request. If you have any questions regarding KKR’s policies or procedures relating to this request, please contact H.J. Willcox at 212-271-9964.

Sincerely,

[Name of KKR Employee]

cc: H.J. Willcox (Chief Compliance Officer)

***************************************************************

Acknowledgement

Re: Account(s):

Account Name:

I, [name of investment adviser or financial planner], the [title] for [name of KKR Employee], certify that either:

•                  Transactions in the above named account(s) are effected pursuant to an automatic investment plan, and if [Name of KKR Employee] has discretion over the investments or allocations, he or she determined, well in advance, what the investments or allocations will be and has not effected any transactions that override the pre-set schedule or allocations; or

•                  [Name of KKR Employee] does not have any direct or indirect influence or control over the specific securities selected for the above named account(s), day-to-day investment discretion for the account(s) has been fully delegated to me and is not shared with [Name of KKR Employee], I have not and will not discuss any potential investment decisions with [Name of KKR Employee] before any transaction, [Name of KKR Employee] does not make suggestions to me regarding specific investments, and I do not advise [Name of KKR Employee] of trades prior to their entry.

Name	Date

EXHIBIT C

Code of Ethics & Compliance Acknowledgement

I acknowledge that I have received the Firm’s Code of Ethics (the “Code”), the Firm’s Regulatory Compliance Manual (the “Manual”), the Firm’s Inside Information Barrier Policies and Procedures (the “Information Barrier Procedures”) and the Firm’s Anti-Bribery/Anti-Corruption Policy (the “Anti-Bribery Policy”). In addition, I have read and understand the:

                 the Code and the Manual, generally;

(Please initial)

and

                 the Information Barrier Procedures, in particular

(Please initial)

                 the Anti-Bribery Policy, in particular

(Please initial)

If I had any questions concerning the policies and procedures described in the Code and my responsibilities under those policies and procedures, I have raised them with the CCO and received satisfactory answers to my questions.

I understand that any violation(s) of the policies and procedures set forth in the Code is grounds for immediate disciplinary action, which may include termination of employment, and may constitute a violation of applicable federal, state and local laws and regulations. I certify that I have complied with, and affirm that I will continue to comply with, all applicable policies and procedures in the Code.

By:
Name:
Date:

EXHIBIT D

Initial Reporting Form (Securities Accounts)

Employee                                                                                                                                                                (Print Name)

Information submitted current as of                                                      (Date)

In accordance with KKR’s Code of Ethics, please provide a list of all securities accounts in which you have a beneficial interest. Note that this includes accounts of immediate family members living in your household.

Name of Broker, Dealer or
Bank	Account Title	Account Number

I certify that this form fully discloses all of the securities accounts in which I have a beneficial interest.

Signature	Date

EXHIBIT E

Initial Reporting Form (Securities)

In accordance with the Firm’s Code of Ethics, please provide a list of all Covered Securities in which you have a beneficial interest. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of		Type		Principal
Shares (if		(e.g., equity,	Ticker or CUSIP	Amount (if
applicable)	Security Name	fixed income)	(if applicable)	applicable)

Use additional sheets as necessary.

I certify that this form fully discloses all of the reportable securities in which I have a beneficial interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities contained in this report.

Signature	Date

Reviewer	Date

Reviewer’s Notes

EXHIBIT F

Quarterly Reporting Form (Securities)

REPORTING EMPLOYEE:

FOR QUARTER ENDED:                                                                                    DATE:

In accordance with the Firm’s Code of Ethics, please provide a list of all reportable securities transactions that have occurred during the previous calendar quarter in any account in which you maintain a pecuniary interest.

		Type (e.g.,			Buy
		equity;			(acquire)/	Interest			Broker,
Number of	Security	fixed	Ticker or	Principal	Sell	rate/			Dealer or
Shares	Name	income)	CUSIP	Amount	(dispose)	maturity	Price	Date	Bank

Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities to which the report relates. Deliver to the CCO within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

EXHIBIT G

Quarterly Reporting Form (Accounts)

REPORTING EMPLOYEE:

FOR QUARTER ENDED:                                                                                     DATE:

New Accounts

In accordance with KKR’s Code of Ethics, please provide a list of all accounts that have opened during the previous calendar quarter in which you maintain a beneficiary interest.

Name of Broker, Dealer or Bank	Account Title	Account Number	Date of Account Establishment

Closed Accounts

In accordance with KKR’s Code of Ethics, please provide a list of all accounts that have closed during the previous calendar quarter in which you maintained a beneficiary interest.

Name of Broker, Dealer or Bank	Account Title	Account Number	Date of Account Establishment

Name of Broker, Dealer or Bank	Account Title	Account Number	Date of Account Establishment

I certify that this form fully discloses all of the newly opened accounts in which I have a beneficial interest, and all of the newly closed accounts in which I previously had a beneficial interest.

Print Name		Reviewed by:
Date of Review:
		Exception(s) Noted:	☐ No ☐ Yes
Signature	Date	If Yes, Describe:

EXHIBIT H

Annual Reporting Form (Securities)

In accordance with KKR’s Code of Ethics, please provide a list of all reportable securities in which you have a beneficial interest. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of		Type	Ticker or
Shares (if		(e.g., equity,	CUSIP	Principal Amount
applicable)	Security Name	fixed income)	(if applicable)	(if applicable)

I certify that this form fully discloses all of the reportable securities in which I have a beneficial interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities contained in this report.

Signature	Date

EXHIBIT I

Annual Reporting Form (Accounts)

Employee                                                                                                                                                      (Print Name)

Information submitted current as of                                                                     (Date)

In accordance with KKR’s Code of Ethics, please provide a list of all securities accounts in which you have a beneficial interest. Note that this includes accounts of immediate family members living in your household.

Name of Broker, Dealer or
Bank	Account Title	Account Number

I certify that this form fully discloses all of the securities accounts in which I have a beneficial interest.

Signature	Date

EXHIBIT J

[Personal Letterhead of KKR Employee]

[Date]

[Name and address of KKR’s employee’s securities broker]

Dear                     :

Re:	Account(s):
Account Name:

To assist me in complying with the policies and procedures of my employer, Kohlberg Kravis & Roberts & Co. L.P. (“KKR”), could you please send to the address below, effective immediately, duplicate copies of monthly brokerage statements and trade confirmations for the above named account(s):

Kohlberg Kravis Roberts & Co.

9 West 57th Street, Suite 4200

New York, NY 10019

Attention: Chief Compliance Officer

Thank you in advance for your prompt attention to this request. If you have any questions regarding KKR’s policies or procedures relating to this request, please contact H.J. Willcox at 212-271-9964.

Sincerely,

[Name of KKR Employee]

cc: H.J. Willcox (Chief Compliance Officer)

EXHIBIT K

Conflicts Questionnaire Supplement

The Firm is required to monitor Employee circumstances which may pose a potential conflict with our management of the Funds.  Please complete this questionnaire and disclose the required information. In addition, we will ask for a recertification of the information contained in the questionnaire annually. Despite the annual certification, you should provide any changes to the information below promptly to the CCO.

Date:

A.            General Information:

Employee Name:

Title:

Department:

Office Location:

B.            Business Information:

1.              Please provide the name of any entity, your affiliation or title with such entity and whether the entity is a public company for any entity (including any commercial business or not-for-profit organization) in which, or from which, you (1) receive compensation; (2) take an active role in making management decisions; (3) serve as an officer, director or general partner; or (4) provide any advice about investments.

Name of Entity	Nature of Affiliation or Title	Public Company (Yes / No)

1.
2.
3.
4.
5.

2.              Please disclose whether your spouse or any immediate family member currently works for a public company.

Spouse or Immediate Family Member Name:

Title at Public Company:

Public Company Functional Group:

Access to Material Non-Public Information: Yes / No

3.              Please disclose whether your spouse or immediate family member currently conducts business or works for an entity that conducts business with KKR or seeks to do business with KKR (including any investors, prospective investors or clients)

Spouse or Immediate Family Member Name:

Title at Entity:

Functional Group:

Access to Material Non-Public Information: Yes / No

C.            Governmental Affiliations

1.              Are you related to someone who is: a government official; a political party official; a candidate for political office; or employed by an entity that is owned, sponsored or controlled by the government – such as a health care facility, bank, utility, oil company, university or research institute?

Yes  ☐  No  ☐

If so, please list names, relationships, titles, and governmental positions below.

Relation Name	Relationship	Title / Function	Governmental or Other Position